Exhibit 5.1

June 25, 2010

Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, Texas 75039

Ladies and Gentlemen:

As Senior Counsel - Corporate and Securities of Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil”), I have acted as counsel to ExxonMobil in connection with the preparation and filing of the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 28,304 shares of ExxonMobil’s common stock, no par value (the “Shares”), that may be delivered under the XTO Energy Inc. 2004 Stock Incentive Plan (the “Plan”) in connection with the merger of ExxonMobil Investment Corporation, a wholly owned subsidiary of ExxonMobil, with and into XTO Energy Inc. (“XTO Energy”), pursuant to the terms of the Agreement and Plan of Merger dated as of December 13, 2009, among ExxonMobil, ExxonMobil Investment Corporation and XTO Energy (the “Merger Agreement”).

In rendering this opinion, I have examined ExxonMobil’s Restated Certificate of Incorporation and By-laws, the Merger Agreement and such other documents, corporate records, certificates and instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or appropriate for the purpose of rendering this opinion.

In connection with such examination, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures that I have reviewed and the legal capacity of all natural persons. In addition, I have assumed the accuracy of the factual matters set forth in each document, and have relied upon statements of officers of ExxonMobil and others with respect to certain questions of fact.

In rendering this opinion, I have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and (ii) the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions will have been consummated.

On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement and the Plan, will be validly issued, fully paid and non-assessable.

This opinion relates solely to the federal laws of the United States and the corporate law of the State of New Jersey.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ James E. Parsons
Name:	James E. Parsons
Title:	Senior Counsel - Corporate and Securities